Exhibit 99.1

Timberline Announces 2009 Financial Results and Looks Ahead to 2010

December 9, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) today announced consolidated financial results for its fourth fiscal quarter and its fiscal year ended September 30, 2009.

For the fourth fiscal quarter, Timberline reported total consolidated revenues of $5.03 million and a consolidated after-tax net loss of $1.60 million.  Timberline’s contract drilling subsidiaries, Timberline Drilling Incorporated (“Timberline Drilling”) and World Wide Exploration, S.A. de C.V. (“World Wide”) reported combined revenues of $5.03 million and a combined after-tax net income of $0.32 million for the fourth quarter. This marks the second consecutive quarter of positive combined net income for Timberline’s contract drilling subsidiaries.

For the year ended September 30, 2009, Timberline reported consolidated gross revenues of $17.57 million and an overall net loss of $7.31 million, which includes $2.27 million in non-cash charges, $0.49 million in exploration costs and $0.76 million in interest expense.  For fiscal year 2009, Timberline Drilling and World Wide reported combined gross revenues of $17.57 million (compared to $31.73 million in 2008), a combined gross operating profit of $1.54 million (compared to $6.79 million in 2008), and a combined after-tax loss of $1.31 million (compared to a loss of $2.14 million in 2008).  Timberline’s exploration business and main corporate office reported a net loss of $6.00 million (compared to a loss of $7.97 million in 2008).

Timberline CEO Randal Hardy commented, “We are very pleased with where we are as a company.  Even though fiscal year 2009 was a very challenging year for Timberline, the mining industry, and the entire global economy, we are beginning fiscal year 2010 with what we believe to be a stronger, more focused, mineral exploration and drilling services business.   Our joint venture at our Butte Highlands Gold Project is progressing well and on schedule.  The portal has been collared, and the ramp will proceed underground just as soon as the surface construction and site preparation activities are completed.  We anticipate that this will occur in January 2010, and we intend to begin our underground drill program in the spring once the underground development has sufficiently advanced and the drill stations have been cut.  On the contract drilling side of our business, we have dramatically cut costs and realigned operations in response to a significant reduction in drilling revenues.  The successful efforts of our drilling team have resulted in profitable operations in the U.S. for the last two quarters and a solid foundation for increased drilling activity which is anticipated in the coming months.”

Mr. Hardy added, “We continue to believe that projects similar to Butte Highlands are a good fit for the unique qualifications of our team and our strategic partners.  As we continue to advance the Butte Highlands Gold Project toward production, we are focusing on the evaluation of other development and near-term production projects that have similar characteristics.  With our recently completed financing, opportunities for near-term production of gold at historically high gold prices, and the completed restructuring of our contract drilling operations, we believe that Timberline is well-prepared to generate increased shareholder value in 2010.”

Timberline’s 2009 Annual Report on Form 10-K was filed with the SEC on December 8, 2009.  It can be viewed in its entirety on the SEC website which can be accessed from the “Investors” page of the Timberline website at www.timberline-resources.com.

Timberline Resources Corporation is a diversified gold company comprised of three complementary business units:  an underground mine with upcoming gold production, exploration, and drilling services.  Its unique, vertically-integrated business model provides investors exposure to gold production, the “blue sky” potential of exploration, and the “picks and shovels” aspect of the mining industry.  Timberline has contract core drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company has formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at its Butte Highlands Gold Project where development commenced in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859